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                                      Exhibit 99.2  First Amendment to Purchase
                                                    and Sale Agreement
                                                    between UM and the Trust

                 FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

         This First Amendment made this 30th day of May, 1996, by and between UM REAL ESTATE INVESTMENT COMPANY, LLC ("Seller") and BRANDYWINE REALTY TRUST ("Buyer").

                                   Background

         Seller and Buyer are parties to that certain Purchase and Sale Agreement made as of the 28th day of March, 1996 (the "Agreement") with respect to the sale of property known as Block 176.01, Lots 1, 2 and 3 on the official tax map of the Township of Cherry Hill together with all improvements thereon (the "Property").

         Buyer has requested that Seller extend the Closing Date and, to the extent provided herein, the Due Diligence Period, and Seller has agreed to do so pursuant to the terms and conditions hereafter set forth.

         NOW, THEREFORE, Buyer and Seller, for and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, intending to be legally bound, do hereby agree that notwithstanding anything to the contrary contained in the
Agreement:

         1. Definitions. All defined terms herein shall have the meaning ascribed to them under the Agreement unless specifically provided herein to the contrary.

         2. Deposit. (a) Article 2.1(a) is amended by adding thereto the following:

         In the event Closing does not occur by June 14, 1996, unless due to a default by Seller or due to Buyer's termination of the Agreement as permitted under Article 3 of this First Amendment, the Title Company shall continue to hold the Ninety Thousand Dollars ($90,000) held as Deposit, such sum to become non-refundable on June 14, 1996 and Buyer shall concurrently pay to the Title Company by June 14, 1996 by certified check, bank check or wire transfer, an additional One Hundred Fifty Thousand Dollars ($150,000) which shall become part of the Deposit and thereupon, the Deposit shall be non-refundable. Buyer's failure to pay such additional $150,000 by the above time period to Seller shall constitute a default under the Agreement. Until 5 p.m. on June 14, 1996, only $10,000 of the Deposit pursuant to subparagraph (b) below shall be non-refundable; thereafter, unless Seller defaults hereunder, the remaining Two Hundred Forty Thousand Dollars ($240,000) shall become non-refundable.

           (b) Ten Thousand Dollars ($10,000) of the Deposit currently held by the Title Company shall be deemed non-refundable as of this date and shall be immediately paid by the Title Company to Seller. Seller shall be entitled to

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         retain such amount in the event Closing does not occur for any reason
         (including Buyer's termination of the Agreement as permitted under the Agreement or this First Amendment) unless Seller defaults under the Agreement, in which event Seller shall reimburse such $10,000 to Buyer. In the event Buyer terminates the Agreement as permitted under Article 3 of this First Amendment, the remaining Ninety Thousand Dollars ($90,000) of the Deposit shall be returned by the Title Company to Buyer if such date is on or before June 14, 1996; however, if Seller defaults prior to Closing, the entire Deposit, including the additional $150,000 and interest shall be returned to Buyer.

         3. Due Diligence. Article 3 of the Agreement is amended by adding thereto the following:

         Buyer acknowledges that it has completed all of the investigations which it is entitled to undertake pursuant to Article 3 of the Agreement with the exception of those specific items set forth on
         Schedule 1 attached hereto and made a part hereof (the "Remaining Due Diligence Items"). Buyer shall, from and after the date hereof, no longer have the right to terminate the Agreement for any reason other than (i) Buyer's good faith determination not to proceed based on the results of one or more of the Remaining Due Diligence Items or (ii) Buyer's good faith determination that it is unable to obtain satisfactory financing to acquire the Property. The $50,000 addition to the Deposit required under Article 2.1(a) of the Agreement must be paid by Buyer to the Title Company by 5 p.m. E.D.S.T. on May 30, 1996 notwithstanding the failure of Buyer to have completed the Remaining Due Diligence Items. Such additional $50,000 shall be governed by the terms of amended Article 2.1. Buyer shall have the right to terminate this Agreement solely as a result of Buyer's good faith determination that is not satisfied with the result of one or more of the Remaining Due Diligence Items or Buyer's good faith determination that it is unable to obtain satisfactory financing to acquire the Property, by notice to Seller not later than 5 p.m. on June 14, 1996 following which (provided Buyer is not then in default hereunder), the Title Company shall return the remaining $90,000 of the Deposit to Buyer and thereafter neither party shall have any further rights or obligations under the Agreement, except for those which by their terms survive termination of the Agreement. If Buyer does not terminate the Agreement as permitted under this Article 3 of this First Amendment, the entire Deposit (e.g., $250,000) shall become non-refundable so long as Seller does not default hereunder.

         4. Closing. Article 4 of the Agreement shall be amended to provide that Closing shall be held on or before July 19, 1996, at the time and place set forth in the Agreement.

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         5. Signatures. This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original and part of one and the same document. Telefax signatures shall be deemed the equivalent of original signatures.

         Except to the extent specifically set forth herein, the terms and conditions of the Agreement are hereby ratified and confirmed. In the event of any conflict between the terms of the Agreement and the terms of this First Amendment, the terms of this First Amendment shall prevail.

         IN WITNESS WHEREOF, the parties hereto have set forth their hands and seals the day and year first above written.

                              SELLER:

                              UM REAL ESTATE INVESTMENT
                              COMPANY, LLC, a New Jersey limited liability company

                              By:
                                 ------------------------------------------
                                  Arthur W. Hicks, Jr., Manager

                              BUYER:

                              BRANDYWINE REALTY TRUST, a Maryland
                              real estate investment trust

                              By: XXXXXXXXXXX
                                 ------------------------------------------


50524-3
May 30, 1996

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                                   Schedule 1

                          Remaining Due Diligence Items

         1. Identification of water pressure problem and cause of the sink hole on the Property. Remedy and cost allocation satisfactory to Buyer.

         2. Finalization and approval of survey by Buyer.

         3. Review and approval of ISRA non-applicability letter (Seller to deliver per Article 15.1 of the Agreement).

         4. Review and approval of ISRA No-Further Action Letter regarding the U.S.T. previously located on the Property.

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